Filed Pursuant to Rule 424(b)(3)

File No. 333-298808

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated September 17, 2026)

CDT EQUITY INC.

16,825,644 Shares of Common Stock

This prospectus supplement supplements the prospectus dated September 17, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-298808). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 18, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus relates to the offer and resale of shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”) of (i) up to 365,750 shares of our common stock (the “Warrant Shares”) underlying common stock purchase warrants (the “Warrants”) issued to J.J. Astor & Co. (the “Lender”); (ii) 3,523,125 shares of Common Stock (the “Conversion Shares”) issuable to the Lender pursuant to the senior secured convertible promissory note, dated June 11, 2026, as amended and restated on July 31, 2026 and August 3, 2026, in $2,536,650 aggregate principal amount and an additional $541,620 senior secured convertible promissory note issued to the Lender on August 31, 2026 (collectively, the “Notes”); (iii) 32,110 shares of Common Stock issued to EX-ANIMO Ltd. (“EX-ANIMO”) on July 24, 2026 for certain consulting services; (iv) 25,000 shares of Common Stock issued to Maxim Partners LLC on July 30, 2026 as consideration for services provided to the Company; (v) 31,373 shares of Common Stock issued to Ian Burton on July 30, 2026 as consideration for services provided to the Company; (vi) 12,131,122 shares of Common Stock issued to shareholders of Sarborg Limited, a Cayman Islands company (“Sarborg”) pursuant to a Securities Purchase Agreement, dated July 30, 2026; (vii) 33,582 shares of Common Stock issued to NJS Foresight Bio-Advisory LLC (“NJS”) on July 31, 2026 as consideration for services provided to the Company; (viii) 33,582 shares of Common Stock issued to Thesprogen, PC (“Thesprogen”) on July 31, 2026 as consideration for services provided to the Company; and (ix) 650,000 shares of Common Stock issued to Sarborg pursuant to Amendment No. 1, dated August 31, 2026, to the Securities Purchase Agreement, dated February 19, 2026 (the “Amendment”).

We are registering the Shares on behalf of the Selling Stockholders to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus. For more information, see “Use of Proceeds.”

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may offer or sell the Shares from time to time in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” on page 108 of this prospectus for more information about how the Selling Stockholders may sell or dispose of the Shares being registered pursuant to this prospectus.

This prospectus describes the general manner in which the Shares may be offered and sold. When the Selling Stockholders sell Shares under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

On July 15, 2026, the Company filed a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effectuate a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s Common Stock. Effective July 17, 2026 at 5:00 p.m. Eastern Time, every 10 shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our Certificate of Amendment, was automatically combined and converted (without any further act) into one fully paid and non-assessable share of Common Stock. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share of Common Stock received a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price per share of our Common Stock (as adjusted for the Reverse Stock Split) on The Nasdaq Capital Market on July 17, 2026.

All financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Split, except where otherwise stated.

Our Common Stock is traded on The Nasdaq Capital Market under the trading symbol “CDT.” On September 17, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.19.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 18, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

CDT Equity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4851 Tamiami Trail North, Suite 200, Naples, FL	34103
(Address of principal executive offices)	(Zip Code)

(646) 491-9132

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Convertible Promissory Note to J.J. Astor & Co.

On September 14, 2026, CDT Equity Inc. (the “Company”) issued a senior secured convertible promissory note (the “Note”) to J.J. Astor & Co. (the “Lender”), in the principal amount of $2,126,250 (the “Principal Amount”). The Note matures on March 1, 2027 and is payable in twenty-four (24) weekly installments of $88,593.75 each. The Note was issued pursuant to the Loan Agreement, dated as of June 11, 2026, as amended and restated to date (the “Loan Agreement”), between the Company, CDT Equity Ltd. (the “Subsidiary Guarantor”) and the Lender. The Company received $1,575,000 before deducting closing fees, with net proceeds of $1,501,850 funded to the Company. In connection with the issuance of the Note, the Company also issued to the Lender Common Stock Purchase Warrants (the “Warrants”) to purchase 3,468,500 shares of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $0.25 per share. The Warrants are exercisable immediately upon issuance and will expire five years after the issue date.

The Note is secured by a first priority lien on all right, title, and interest in the Collateral (as defined in the Security and Pledge Agreement entered into on June 11, 2026, as amended) of the Company and the Subsidiary Guarantor. Eighty percent (80%) of the net proceeds from the Company’s existing at-the-market offering program with A.G.P./Alliance Global Partners from sales effected on or after September 15, 2026 (and ninety percent (90%) of the net proceeds from sales effected prior to September 15, 2026) are required to be applied first to the outstanding balance of the Company’s Senior Secured Convertible Promissory Note dated August 31, 2026 (the “August Note”) until the August Note has been paid in full (which no longer remains outstanding as of September 4, 2026), second to the Note until the Note has been paid in full, and only thereafter to the Company’s Amended and Restated Senior Secured Convertible Note, dated June 11, 2026 (as amended, the “Existing Note”). The Company is obligated to continue making all installment payments required under the Existing Note.

Subject to applicable limitations, the Lender has the right to convert all or any portion of the outstanding amount of the Note into shares of Common Stock (the “Conversion Shares”) at a conversion price equal to the greater of (i) seventy percent (70%) of the lowest volume-weighted average price of the Common Stock over the twenty (20) consecutive trading days preceding the applicable conversion date, or (ii) $0.05 (the “Floor Price”), subject to adjustment. The Floor Price is subject to semi-annual adjustment to equal twenty percent (20%) of the lowest volume-weighted average price of the Common Stock over the twenty (20) consecutive trading days immediately preceding the applicable reset date. The Lender is prohibited from converting an amount that would result in the Lender beneficially owning in excess of 4.99% of the outstanding shares of Common Stock (which the Lender may increase to 9.99% in its sole discretion).

Notwithstanding the foregoing, the issuance of Conversion Shares and Warrant Shares is subject to stockholder approval under the applicable rules and regulations of The Nasdaq Stock Market LLC, to the extent required by such rules and regulations. The Company agreed to convene a stockholder meeting to obtain such approval if requested by the Lender, but no later than October 31, 2026.

The foregoing description of the Note and Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Note and Warrants, copies of which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

The Company issued the Note and Warrants, and expects to issue the Conversion Shares and Warrant Shares upon conversion of the Note and exercise of the Warrants, respectively, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereunder as a transaction not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
10.1	Senior Secured Convertible Note, dated September 14, 2026, between CDT Equity Inc. and J.J. Astor & Co.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDT EQUITY INC.

September 18, 2026	By:	/s/ James Bligh
	Name:	James Bligh
	Title:	Chief Executive Officer and Chief Financial Officer

Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

CDT EQUITY INC.

Warrant Shares: 3,468,500	Issue Date: September 14, 2026

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, J.J. Astor & Co., a Utah corporation (“Astor”) or its assigns (together with Astor, the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the September 14, 2026 Issue Date (the “Initial Exercise Date”), and on or prior to 5:00 p.m. (New York City time) five years following the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from CDT Equity Inc., a Delaware corporation (the “Company”), up to 3,468,500 shares of Common Stock (as subject to adjustment hereunder), the “Warrant Shares” of the Company. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is issued in connection with a $1,575,000 additional loan made by Astor to the Company as evidenced by a $2,126,250 senior secured convertible promissory Note (the “Additional Note”) and is fully earned and issuable upon execution and delivery thereof on the Agreement Date (September 14, 2026), and shall be deemed fully earned, vested and non-forfeitable as of the Agreement Date. This Warrant is in addition to and not in lieu of all warrants previously issued by the Company to Astor, including the Common Stock Purchase Warrant dated June 11, 2026 and the Common Stock Purchase Warrant issued in connection with the Third Amendment to Loan Agreement and Amendment to Senior Secured Convertible Note dated August 3, 2026, (the “Third Amendment”) and the Common Stock Purchase Warrant dated August 31, 2026, each of which warrants shall remain in full force and effect as of the Issue Date of this Warrant.

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Loan Agreement (the “Loan Agreement”), dated as of June 11, 2026, as amended and restated as of June 30, 2026, and as amended by the Second Amendment and the Third Amendment, among the Company, the Subsidiary Guarantor and J.J. Astor & Co., as the same may be further amended, modified or supplemented from time to time.

“Agreement Date” shall mean the date of execution and delivery of this Warrant by the Company to Astor.]

Common Stock Purchase Warrant — B-1

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of Salt Lake City, Utah are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” shall have the meaning as that term is defined in the Loan Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 1 State Street, 30th Floor, New York, NY 10004, and any successor transfer agent of the Company.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by delivery of a promissory note duly executed by the Holder which shall be payable in full in cash on a date which shall be the earlier to occur of three (3) Business Days following the Holder’s sale of the Warrant Shares or seven (7) Business Days following the date of issuance of the Warrant Shares (the “Purchase Note”), unless the cashless exercise procedure specified in Section 2(c) below is elected by the Holder at the time of issuance of the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation as soon as reasonably practicable, but no later than three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be more or less than the amount stated on the face hereof, including as a result of adjustments pursuant to Section 3.

Common Stock Purchase Warrant — B-2

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.25, being the closing price of the Common Stock on September 11, 2026, subject to adjustment hereunder (the “Exercise Price”). Unless the cashless exercise provisions of Section 2(c) below shall be applicable, the Exercise Price for the Warrant Shares being purchased shall be paid in full by the Holder’s issuance and delivery to the Company of the Purchase Note.

(c) Cashless Exercise. This Warrant may be exercised at any time, in whole or in part, at such time by means of a “Cashless Exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

Common Stock Purchase Warrant — B-3

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock are then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (“Pink Market”) operated by the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Common Stock Purchase Warrant — B-4

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company by the Holder of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by the Warrant Share Delivery Date. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

Common Stock Purchase Warrant — B-5

(v) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event shall exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Common Stock Purchase Warrant — B-6

(f) No Stockholder Approval Required. No approval of the Company’s stockholders is required in connection with the issuance of this Warrant or the issuance of the Warrant Shares upon exercise hereof, and the Company shall issue the Warrant Shares upon any exercise of this Warrant in accordance with Section 2(d) without regard to any such approval.

Section 3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or Common Stock Equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of the Reverse Split contemplated by the Loan Agreement) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock subject to such event immediately before such event and of which the denominator shall be the number of shares of Common Stock into which such shares are combined, subdivided or reclassified as a result of such event, in each case determined solely by reference to the ratio of such event and without regard to any other issuance, sale, repurchase or cancellation of Common Stock, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If the Company shall at any time or from time to time, while this Warrant is outstanding, issue, sell or otherwise dispose of any shares of Common Stock or Common Stock Equivalents (including, without limitation, any sale of Common Stock effected under or pursuant to any at-the-market offering, equity line of credit or similar program, including the ATM Financing) without consideration or for a consideration per share that is less than the Exercise Price then in effect (the “Lower Priced Securities”) then in such event the Exercise Price of the Warrant shall automatically be lowered to the consideration per share received or receivable in respect of such Lower Priced Securities. This Section 3(b) shall apply to each such issuance, sale or disposition on a continuing basis, and no exception shall apply by reason of any such issuance constituting an Exempt Issuance or otherwise. Any adjustment pursuant to this Section 3(b) shall reduce the Exercise Price only, and shall not increase or otherwise change the number of Warrant Shares issuable upon exercise of this Warrant.

(c) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Common Stock Purchase Warrant — B-7

(d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any Subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding shares of Common Stock or greater than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder, as described below, an amount of consideration equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of the consummation of such Fundamental Transaction the same type or form of consideration (and in the same proportion), valued at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365-day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(d) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

Common Stock Purchase Warrant — B-8

(e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g) Semi-Annual Reset. On each date that is six (6) months after the Issue Date and on each date that is six (6) months thereafter for so long as this Warrant remains outstanding (each, a “Reset Date”), the Exercise Price shall be reduced (but not increased) to equal the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding such Reset Date, if such lowest VWAP is lower than the Exercise Price then in effect, and, upon each such reduction, the number of Warrant Shares issuable upon exercise of this Warrant shall simultaneously be increased such that the aggregate Exercise Price payable upon exercise of this Warrant in full immediately after such reset equals the aggregate Exercise Price payable upon exercise of this Warrant in full immediately prior to such reset. Any reset pursuant to this Section 3(g) shall be in addition to, and shall not limit, any other adjustment provided for in this Section 3, and the Company shall deliver notice of each such reset in accordance with Section 3(f)(i). For the avoidance of doubt, if the Company effects a reverse stock split or other combination of the Common Stock and the trading price of the Common Stock thereafter declines, both Section 3(a) and this Section 3(g) shall apply: Section 3(a) shall adjust the Exercise Price and the number of Warrant Shares proportionately upon the reverse stock split, and on the next Reset Date the Exercise Price shall be reduced based on post-split trading prices and the number of Warrant Shares shall be increased as provided above, so that the aggregate Exercise Price payable upon exercise of this Warrant in full remains unchanged. Solely by way of illustration: if this Warrant is exercisable for 3,468,500 Warrant Shares at an Exercise Price of $0.25 (an aggregate Exercise Price of $867,125) and the Company effects a one-for-ten reverse stock split, then pursuant to Section 3(a) this Warrant would thereupon be exercisable for 346,850 Warrant Shares at an Exercise Price of $2.50 (the aggregate Exercise Price remaining $867,125); and if the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding the next Reset Date is $1.00, then on such Reset Date the Exercise Price would be reduced to $1.00 and the number of Warrant Shares would be increased to 867,125 (the aggregate Exercise Price remaining $867,125).

Common Stock Purchase Warrant — B-9

Section 4. Transfer of Warrant.

(a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in the Loan Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date, and the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of the Loan Agreement and Registration Rights Agreement.

Common Stock Purchase Warrant — B-10

(e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Common Stock Purchase Warrant — B-11

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Loan Agreement.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Loan Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

Common Stock Purchase Warrant — B-12

(h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Loan Agreement.

(i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(o) Legends. Notwithstanding anything to the contrary contained in this Warrant or the Registration Rights Agreement, after the effective date of the Registration Statement (as defined in the Registration Rights Agreement) and prior to the Holder’s receipt of the notice of a Grace Period (as defined in the Registration Rights Agreement), the Company shall cause the Transfer Agent to deliver unlegended shares of Common Stock to the Holder (or its designee) in connection with any sale of Registrable Securities (as defined in the Registration Rights Agreement) with respect to which the Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which the Holder has not yet settled.

(p) Registration Rights Agreement. The Registration Rights Agreement shall apply for the registration of Warrant Shares issuable upon exercise of this Warrant; provided that, notwithstanding anything to the contrary in the Registration Rights Agreement, the Company shall cause a Resale Registration Statement covering all “Registrable Securities” (as defined in the Registration Rights Agreement) to be declared effective by the SEC no later than October 15, 2026.

(q) Compliance with Exchange Rules. The Holder shall not be entitled to exercise any portion of the Warrants if such exercise would require prior shareholder approval for the issuance of such shares pursuant to applicable Nasdaq rules and regulations.

[SIGNATURE PAGE FOLLOWS]

Common Stock Purchase Warrant — B-13

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of September 14, 2026.

CDT EQUITY INC.

By:	/s/ James Bligh
Name:	James Bligh
Title:	Chief Executive Officer

Common Stock Purchase Warrant — B-14

ANNEX A TO WARRANT

NOTICE OF EXERCISE

TO: CDT EQUITY INC.

(1) The undersigned hereby elects to purchase _______________________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________

Signature of Authorized Signatory of Investing Entity: _______________________

Name of Authorized Signatory: ______________________________

Title of Authorized Signatory: _______________________________

Date: ___________________________

Common Stock Purchase Warrant — B-15

ANNEX B TO WARRANT

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: __________________________

Address: _____________________________

Phone Number: __________________________

Email Address: __________________________

Dated: ________________________________

Holder’s Signature: ________________________________

Holder’s Address: _________________________________

Common Stock Purchase Warrant — B-16

Exhibit 10.1

Senior Secured Convertible Note

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS SECURITY.

Original Issue Date: September 14, 2026	Funding Amount	$ 1,575,000
Final Maturity Date: March 1, 2027	Original Principal Amount:	$ 2,126,250

CDT EQUITY INC.

SENIOR SECURED CONVERTIBLE NOTE

THIS SENIOR SECURED CONVERTIBLE NOTE is a duly authorized and validly issued promissory note of CDT Equity Inc., a Delaware corporation (the “Company”), designated as its original issue discount senior secured convertible installment promissory note (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of J.J. Astor & Co., (the “Lender”) or any other subsequent holder of this Note (together with the Lender, the “Holder”), the Original Principal Amount of this Note as set forth above (the “Original Principal Amount”) in twenty-four (24) weekly installments of $88,593.75 each (the “Weekly Installment Payments”) commencing on September 21, 2026 and thereafter on each succeeding Monday of the next succeeding twenty-three (23) weeks until the Final Maturity Date as set forth above, or such earlier date as this Note is required to be prepaid or permitted to be repaid as provided herein (as the case may be, the “Maturity Date”). This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement, and (b) the following terms shall have the following meanings:

“AGP,” “ATM Financing,” and “Payment Direction Agreement” shall have the meanings as those terms are defined in the Loan Agreement.

“Ascent-Sarborg Purchase Agreements” shall have the meaning as that term is defined in the Loan Agreement.

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“Bankruptcy Event” means any of the following events: (a) the Company or any “Significant Subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in any legal proceeding that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall have the meaning as that term is defined in the Loan Agreement.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of Note), (b) the Company or its significant Subsidiaries merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company or its significant Subsidiaries and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction or less than 50% of the equity of its Subsidiaries, (c) the Company sells or transfers all or substantially all of its assets or the assets of its Subsidiaries to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

“Common Stock” and “Common Stock Equivalents” shall have the meanings as those terms are defined in the Loan Agreement.

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“Contingent Obligation” means, with respect to any Loan Party any obligation of such Loan Party guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Loan Party of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Loan Party, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Loan Party is required to perform thereunder), as determined by such Loan Party in good faith.

“Conversion Price” shall have the meaning as that term is defined in the Loan Agreement.

“Conversion Price Formula” shall have the meaning as that term is defined in the Loan Agreement.

“Conversion Price Reductions” shall have the meaning as that term is defined in the Loan Agreement.

“Conversion Shares” shall have the meaning as that term is defined in the Loan Agreement.

“DACA” shall have the meaning as that term is defined in the Loan Agreement.

“Default Amount” means, if an Event of Default shall occur, the sum of: (1) the amount obtained by multiplying (x) the Outstanding Principal Amount of this Note by (y) 120% (the “Default Principal Amount”), plus (2) default interest on such Default Principal Amount at the rate of 19% per annum, compounded daily, and all other amounts, costs, expenses, and liquidated damages due under or in respect of this Note, if any.

“Equity Receipts” shall have the meaning as that term is defined in the Loan Agreement.

“Escrow Agreement” shall have the meaning as that term is defined in the Loan Agreement.

“Event of Default” shall have the meaning set forth in Section 5(a).

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“Existing Note” has the meaning set forth in Section 2(g).

“Existing Note Installment Payments” means the minimum weekly installment payments required to be paid by the Company in respect of the Existing Note pursuant to the Third Amendment.

“Extraordinary Receipts” shall have the meaning as that term is defined in the Loan Agreement.

“Funds Flow Agreement” shall mean the agreement among the Company and the Lender constituting Exhibit A annexed hereto.

“Funding Amount” means $1,575,000, being the amount advanced by the Lender to the Company on September 14, 2026 as set forth on the first page of this Note, to be applied in accordance with the Funds Flow Agreement attached hereto as Exhibit A.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses or other accounts payable incurred in the ordinary course of such Person’s business); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities other than obligations and liabilities that are cash collateralized on terms reasonably satisfactory to the Lender; (g) all net obligations and liabilities, calculated on a basis reasonably satisfactory to the Lender and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, however that if recourse in respect of any Indebtedness of the foregoing is limited to specific assets, then such Indebtedness shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the asset encumbered thereby as determined by such Person in good faith; provided further, that Indebtedness shall not include (i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) preferred Equity Interests to the extent permitted under the Loan Agreement and (iv) any earnout or similar purchase price obligation until such obligation is required to be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, so long as, in the case of a joint venture, such Indebtedness is recourse to any Loan Party. For the avoidance of doubt, “Indebtedness” shall exclude operating leases.

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“Loan Agreement” means the Loan Agreement, dated as of June 11, 2026, as amended and restated as of June 30, 2026, and as amended by that certain Second Amendment to Loan Agreement and Second Amendment to Senior Secured Convertible Note dated July 31, 2026 (the “Second Amendment”) and by the Third Amendment, among the Company, the Subsidiary Guarantor and the Lender, as the same may be further amended, modified, or supplemented from time to time in accordance with its terms.

“Mandatory Prepayments” shall mean 100% of all Weekly Payments required to be paid by the Company in connection with the Third Amendment.

“Mandatory Prepayment Dates” shall mean the dates of all Weekly Payments paid by the Company pursuant to the Third Amendment.

“Maturity Date” shall mean the earlier to occur of (a) the occurrence of an Event of Default, or (b) March 1, 2027.

“Maximum Conversion Shares” shall have the meaning as that term is defined in the Loan Agreement.

“Minimum Installment Payment” has the meaning set forth in Section 2(a).

“Most Favored Nations Agreement” shall have the meaning as that term is defined in the Loan Agreement.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Original Principal Amount” means $2,126,250 as set forth on the first page of this Note.

“Outstanding Principal Amount” means at any point in time the Original Principal Amount less all Minimum Installment Payments made or any Mandatory Prepayment(s) of this Note, if any.

“Payment Amount” means, at any point in time with respect to the Note at any time, the sum of: (a) the Original Principal Amount of this Note or the Default Amount (as applicable), at such time, less (b) all Minimum Installment Payments and any Mandatory Prepayments previously made, if any, plus (c) all other amounts, costs, expenses, and liquidated damages due under or in respect of this Note.

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“Payment Notice” means the written notice to be provided by the Lender to the Company pursuant to which the Lender shall specify the manner in which the Lender intends to receive Weekly Installment Payments, either (a) in cash paid by the Company or pursuant to the Payment Direction Agreement or (b) by issuance of immediately salable Conversion Shares which have been registered for resale under the Securities Act pursuant to the Registration Rights Agreement or which are otherwise exempt from the registration requirements of the Securities Act.

“Principal Amount” means, with respect to the Note at any time, the then Outstanding Principal Amount of such Note; provided that from and after the occurrence of an Event of Default the Principal Amount shall be the Default Amount.

“Scheduled Payment Date” means, on Monday of each week from and after the Original Issue Date, commencing with September 21, 2026 and continuing on each of the following Mondays for the next succeeding twenty-three (23) consecutive weeks.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary Guarantor” shall mean CDT Equity Ltd., a company incorporated in England and Wales.

“Third Amendment” shall mean the Third Amendment to Loan Agreement and Third Amendment to Senior Secured Convertible Note dated August 3, 2026 among the Company, the Subsidiary Guarantor and the Lender, which was approved by the Company stockholders on August 28, 2026.

“Trading Market” has the meaning as that term is defined in the Loan Agreement.

“Transfer Agent Instructions” has the meaning as that term is defined in the Loan Agreement.

“Utah Courts” shall have the meaning set forth in Section 6(e).

“Warrant” means the Warrant to purchase 3,468,500 shares of Company Common Stock (subject to adjustment as provided therein) in the form annexed hereto as Exhibit B.

“Warrant Shares” has the meaning as that term is defined in the Warrant.

Section 2. Methods of Payment, Prepayment; Interest.

(a) Minimum Installment Payments. On each Scheduled Payment Date, the Company or AGP pursuant to the Payment Direction Agreement shall make Weekly Installment payments of the Outstanding Principal Amount under this Note in an amount of not less than $88,593.75 (each a “Minimum Installment Payment”) until the entire Payment Amount (or, if an Event of Default shall have previously occurred, the entire Default Amount) shall have been paid in full. On the Maturity Date, the entire then Payment Amount (or, if an Event of Default shall have previously occurred, the entire Default Amount) shall become immediately due and payable. If any Scheduled Payment Date falls on a day that is not a Business Day, the Minimum Installment Payment shall instead be due and payable on the immediately preceding Business Day.

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The Scheduled Payment Dates and the Minimum Installment Payments due on each such date are set forth in the following schedule:

No.	Scheduled Payment Date	Minimum Installment	Outstanding Principal
1	September 21, 2026	$88,593.75	$2,037,656.25
2	September 28, 2026	$88,593.75	$1,949,062.50
3	October 5, 2026	$88,593.75	$1,860,468.75
4	October 12, 2026	$88,593.75	$1,771,875.00
5	October 19, 2026	$88,593.75	$1,683,281.25
6	October 26, 2026	$88,593.75	$1,594,687.50
7	November 2, 2026	$88,593.75	$1,506,093.75
8	November 9, 2026	$88,593.75	$1,417,500.00
9	November 16, 2026	$88,593.75	$1,328,906.25
10	November 23, 2026	$88,593.75	$1,240,312.50
11	November 30, 2026	$88,593.75	$1,151,718.75
12	December 7, 2026	$88,593.75	$1,063,125.00
13	December 14, 2026	$88,593.75	$974,531.25
14	December 21, 2026	$88,593.75	$885,937.50
15	December 28, 2026	$88,593.75	$797,343.75
16	January 4, 2027	$88,593.75	$708,750.00
17	January 11, 2027	$88,593.75	$620,156.25
18	January 18, 2027	$88,593.75	$531,562.50
19	January 25, 2027	$88,593.75	$442,968.75
20	February 1, 2027	$88,593.75	$354,375.00
21	February 8, 2027	$88,593.75	$265,781.25
22	February 15, 2027	$88,593.75	$177,187.50
23	February 22, 2027	$88,593.75	$88, 593.75
24	March 1, 2027	$88,593.75	$0.00

(b) Mandatory Prepayments. Subject to Section 2(g) and Section 6(j), the Company or the Subsidiary Guarantor shall also pay to the Lender 100% of all Existing Note Installment Payments required to be paid by the Company pursuant to the Third Amendment, in addition to the Mandatory Prepayment of this Note. All amounts received by the Lender from or on behalf of the Company or the Subsidiary Guarantor, whether in cash, from Equity Receipts or Extraordinary Receipts, or from any other source (other than the Lender’s share of ATM Financing net proceeds under Section 2(g), which shall be applied in the order of priority set forth in Section 2(g)), shall be applied first to the Payment Amount of this Note until this Note has been paid in full, and only thereafter to the Existing Note. Amounts so applied shall satisfy, and be credited against, the Mandatory Prepayments required by this Section 2(b) and the Minimum Installment Payments due under Section 2(a), in each case in the order of last maturing Indebtedness, and no such application shall relieve the Company of its obligation to pay each Minimum Installment Payment in full on its Scheduled Payment Date.

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(c) Conversion Notice; Delivery of Conversion Shares. The Lender may elect to convert all or any portion of the Payment Amount into Conversion Shares in accordance with Section 2(j). Any Conversion Shares so issued shall have been fully registered for resale under the Securities Act or shall be eligible for resale pursuant to an available exemption from registration, including Rule 144, and shall in either case be immediately salable by the Lender without restrictive legend and without volume or manner-of-sale limitations. The Lender shall give the Company written notice of such election (the “Conversion Notice”). The Company shall deliver the Conversion Shares to the Lender or to the brokerage account designated by the Lender within two (2) Business Days following its receipt of the Conversion Notice. For the avoidance of doubt, if the Company fails to timely deliver the specified amount of Conversion Shares in accordance with the Conversion Notice, it shall constitute an Event of Default under this Note. The Lender shall not be entitled to convert any portion of the Note to the extent that, after giving effect to such conversion, the Lender (together with its affiliates) would beneficially own in excess of 4.99% of the then-outstanding shares of the Company’s common stock (the “Beneficial Ownership Cap”) which the Lender may, in its sole discretion, increase to 9.99%. If the Company fails to cause its transfer agent to deliver the Conversion Shares to the Lender on or before the second (2nd) Business Day following its receipt of the Conversion Notice (the “Share Delivery Date”), then, in addition to any other right or remedy of the Lender, the Company shall pay to the Lender in cash, as liquidated damages and not as a penalty, $10 per Trading Day (increasing to $20 per Trading Day on the third (3rd) Trading Day after the Share Delivery Date) for each $1,000 of principal and interest being converted, for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered.

(d) Change of Control. This Note shall be immediately payable in full upon a Change of Control Transaction.

(e) Equity Receipt Prepayment. In addition to the provisions of Section 2(b), the Outstanding Principal Amount of this Note, plus accrued interest hereon shall be subject to mandatory prepayment to the extent of (i) any Equity Receipts received by the Company from consummation of the sale of Common Stock or Common Stock Equivalents, whether pursuant to a resale registration statement or upon a financing in which AGP or any other investment bank shall act as underwriter or placement agent (each a “Equity Receipt Prepayment”). Any such Equity Receipt Prepayment shall be applied to the Minimum Installment Payments in the order of last maturing Indebtedness. In addition, if at any time prior to payment in full of this Note the Company consummates any financing, capital raise or sale of securities (other than sales of Common Stock pursuant to the ATM Financing), the Company shall, within one (1) Business Day of receipt thereof, apply an amount equal to eighty percent (80%) of the net proceeds thereof (or, in the case of any such transaction consummated prior to September 15, 2026, ninety percent (90%) of the net proceeds thereof, as previously agreed) to prepay the Payment Amount of this Note, and amounts so applied shall be credited against the remaining Minimum Installment Payments in the order of last maturing Indebtedness. Notwithstanding Section 3.10 of the Third Amendment, such amounts shall be applied first to this Note until this Note has been paid in full.

(f) Default Amount. From and after the occurrence of an Event of Default, the Outstanding Principal Amount of this Note shall increase to the Default Amount and this Note shall bear interest accruing at nineteen percent (19%) per annum, compounded daily and calculated on the basis of a 360-day year, until payment in full.

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(g) ATM Waterfall Priority. Notwithstanding anything to the contrary in the Loan Agreement, the Third Amendment, the Payment Direction Agreement or Section 2(e) of this Note, eighty percent (80%) of the net proceeds of all sales of Common Stock under the ATM Financing effected on or after September 15, 2026, and ninety percent (90%) of the net proceeds of all such sales effected prior to September 15, 2026 (as previously agreed), shall be paid to the Lender and applied first to the outstanding balance of the Senior Secured Convertible Promissory Note dated August 31, 2026 issued by the Company to the Lender (the “August 31 Note”) until the August 31 Note has been paid in full, second to the Payment Amount of this Note until this Note has been paid in full, and only thereafter to the indebtedness evidenced by the Amended and Restated Senior Secured Convertible Note, as amended by the Third Amendment (the “Existing Note”). The Company shall cause AGP to remit all net proceeds of ATM Financings to the deposit account maintained at East West Bank that is subject to the DACA and over which the Lender has control (the “DACA Account”). On or before the Original Issue Date, the Company shall deliver to the Lender an amendment to the Payment Direction Agreement, in form and substance satisfactory to the Lender and countersigned by AGP, irrevocably directing AGP to remit all net proceeds of ATM Financings directly to the DACA Account and confirming that such direction supersedes any prior remittance instruction given to AGP under the Payment Direction Agreement; the Company’s failure to deliver such amendment, or any revocation or modification thereof without the Lender’s prior written consent, shall constitute an immediate Event of Default. Promptly following receipt of any net proceeds of ATM Financings in the DACA Account, the Lender shall apply eighty percent (80%) thereof (or, in the case of net proceeds of sales effected prior to September 15, 2026, ninety percent (90%) thereof) in the order of priority set forth above and shall remit the remainder to the Company. Until the August 31 Note, this Note and the Existing Note have each been paid in full, the Company shall effect sales of Common Stock under the ATM Financing, and shall maintain the ATM Financing in effect together with a currently effective registration statement and prospectus supplement covering such sales, in amounts sufficient to deliver to the Lender net proceeds sufficient to pay the August 31 Note in full, then the Payment Amount of this Note in full and, thereafter, to pay all Existing Note Installment Payments then past due and to keep the Existing Note current until the Existing Note has been paid in full. The Company shall not suspend, terminate, reduce or fail to instruct sales under the ATM Financing without the Lender’s prior written consent, and any failure to comply with this paragraph shall constitute an immediate Event of Default under this Note and the Existing Note. This paragraph shall survive the payment in full, satisfaction and cancellation of this Note.

(h) Registration Statement. Notwithstanding Section 2.3 of the Second Amendment, the Company shall file with the SEC, on or before September 15, 2026, a registration statement registering for resale (i) two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion in full of the Outstanding Principal Amount of this Note, together with all accrued and unpaid interest, if any, hereon through the Maturity Date, and (ii) two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion in full of the outstanding principal balance of the Existing Note, together with all accrued and unpaid interest thereon through its stated maturity, in each case calculated at the Floor Price in effect on the date of filing and without regard to the Maximum Conversion Shares, any exchange cap or the Beneficial Ownership Cap, together with all of the shares of Common Stock issuable upon exercise in full of the Warrant and of each other warrant previously issued by the Company to the Lender, including the Common Stock Purchase Warrant dated June 11, 2026 and the Common Stock Purchase Warrant issued in connection with the Third Amendment, and any Make Whole Shares. All shares so registered shall constitute Registrable Securities under the Registration Rights Agreement. The Company shall cause such registration statement to be declared effective by the SEC on or before October 15, 2026. No Registration Event shall be deemed to occur under Section 3.13 of the Third Amendment by reason of (i) the filing of such registration statement occurring on or before September 15, 2026 or (ii) the effectiveness thereof occurring on or before October 15, 2026, in each case in respect of all outstanding balances of this Note and the Existing Note and all Registrable Securities registered or required to be registered thereunder.

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(i) Stockholder Approval Upon Request. If at any time while this Note or the Warrant remains outstanding the Lender so requests in writing, the Company shall, within forty-five (45) days after such request, call a special meeting of its stockholders for the purpose of obtaining the approval of the Company’s stockholders, under applicable rules of The Nasdaq Stock Market LLC, of the issuance of the Conversion Shares and the Warrant Shares, and shall use its reasonable best efforts to hold such meeting as promptly as practicable thereafter, to solicit proxies in favor of such approval and to cause its board of directors to recommend that stockholders vote in favor thereof. If the approval obtained at the Company’s stockholder meeting held in August 2026 does not by its terms extend to the issuance of the Conversion Shares and the Warrant Shares issuable under this Note and the Warrant, the Company shall call such a meeting on or before October 31, 2026 without the need for any request from the Lender. Otherwise, the Company shall have no obligation under this paragraph absent such written request from the Lender.

(j) Conversion Mechanics; Floor Price. (i) Subject to the Maximum Conversion Shares and the Beneficial Ownership Cap, the Lender may convert all or any portion of the Payment Amount into Conversion Shares at a conversion price (the “Conversion Price” for purposes of this Note, notwithstanding Section 1) equal to the greater of (A) seventy percent (70%) of the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding the applicable conversion date and (B) the Floor Price then in effect. (ii) The “Floor Price” means $0.05, being twenty percent (20%) of $0.25, the closing price of the Common Stock on September 11, 2026, as adjusted pursuant to clause (iii); and notwithstanding Section 1, the term “Floor Price” as used in this Note has the meaning given in this Section 2(j). (iii) On December 14, 2026 and on each date that is six (6) months thereafter until this Note has been paid in full (each, a “Floor Reset Date”), the Floor Price shall be adjusted to equal twenty percent (20%) of the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding such Floor Reset Date. (iv) Effective as of the date hereof, the Floor Price applicable to the Existing Note is reset to $0.05 and shall thereafter adjust on each Floor Reset Date on the same basis, and this clause (iv) shall constitute an amendment of the Loan Agreement and the Existing Note to that effect, made in accordance with Section 5.05 of the Loan Agreement, which amendment the Company and the Lender confirm by their execution of this Note and to which the Subsidiary Guarantor consents by its execution of the acknowledgment hereto.

(k) Share Reservation. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon conversion of this Note and exercise of the Warrant, a number of shares of Common Stock equal to two hundred percent (200%) of the number of Conversion Shares issuable upon conversion in full of the Payment Amount at the Floor Price then in effect, plus all Warrant Shares issuable upon exercise of the Warrant in full. Such reservation is in addition to, and shall not reduce, the share reservation applicable to the Existing Note under Section 3.6 of the Second Amendment as measured by Section 3.5 of the Third Amendment. If at any time the number of authorized but unissued and otherwise unreserved shares of Common Stock is insufficient to satisfy the reservation required by this Section 2(k), the Company shall promptly, and in any event within ninety (90) days, take all corporate action necessary to increase its authorized shares of Common Stock to a number sufficient for such purpose, including calling a meeting of its stockholders and causing its board of directors to recommend approval of such increase.

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Section 3. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate Principal Amount of Note of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Loan Agreement and may be transferred or exchanged only in compliance with the Loan Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the official Note register of the Company as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Covenants. As long as any portion of this Note remains outstanding, unless the Lender shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its Subsidiaries (if any) to, directly or indirectly:

(a) violate any of the affirmative or negative covenants set forth in the Loan Agreement, the Third Amendment, this Note or in the other Transaction Documents to the Loan Agreement, including the covenants set forth in Article IV of the Loan Agreement;

(b) fail to deliver the applicable number of Conversion Shares to a brokerage account specified in the Conversion Notice within two (2) Business Days from the date of such Conversion Notice;

(c) fail to notify the Lender of any proposed financing contemplated by the Most Favored Nations covenant set forth in the Loan Agreement or fail to appropriately modify the Loan Agreement and the Transaction Documents, including this Note, if reasonably requested by the Holder;

(d) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of holders of Note;

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(e) amend, restate or otherwise modify any of the existing terms of any outstanding Indebtedness, (other than Indebtedness to the Lender) whether or not set forth in the Company Disclosure Schedule;

(f) issue, repay, repurchase or offer to repay, repurchase or otherwise acquire shares of Common Stock or Common Stock Equivalents, except to the extent that they are expressly contemplated and permitted under the Loan Agreement;

(g) incur, repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than Permitted Indebtedness or as otherwise expressly permitted under the Loan Agreement, provided that, such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs;

(h) grant or suffer to exist any Liens on its property or assets, other than Permitted Liens;

(i) pay cash dividends or distributions on any equity securities of the Company;

(j) enter into any transaction with any Affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(k) enter into any agreement or commitment with respect to any of the foregoing.

Section 5. Events of Default.

(a) “Event of Default” means, wherever used herein, the occurrence of any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of any Principal Amount, or Default Amount (as applicable) as and when the same shall become due and payable (whether on a Scheduled Payment Date, the Maturity Date, on Mandatory Prepayment Date, acceleration or otherwise) which default, solely in the case of required payment of the Minimum Installment Payment on any Scheduled Payment Date, is not fully cured within two (2) Business Days (the “Grace Period”); provided, that there shall only be two (2) Grace Periods permitted under this Note;

(ii) the Company shall fail to observe or perform any other covenant or agreement contained in the Loan Agreement, the Existing Note or this Note, which failure is not cured, if capable of cure, within the earlier to occur of (A) three (3) Business Days after notice of such failure sent by the Holder or by any other holder of the Existing Note or this Note to the Company and (B) three (3) Business Days after the Company has become aware of such failure; and, for the avoidance of doubt, shall include the Company’s failure or refusal to promptly call a shareholders meeting within the time specified in the Loan Agreement;

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(iii) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under the Loan Agreement, the Existing Note or this Note or any of the other Transaction Documents or under other Permitted Indebtedness; it being understood that the non-payment of Existing Note Installment Payments, any failure to satisfy the weekly ATM Financing net proceeds covenant, or from any failure to file or cause to be declared effective any registration statement, whether arising before, on or after the date hereof, shall constitute an Event of Default under this Note;

(iv) a party to the Ascent-Sarborg Purchase Agreements, other than the Company, shall declare a default by the Company under either or both of the Ascent-Sarborg Purchase Agreements;

(v) any representation or warranty made in this Note, the Existing Note any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made;

(vi) the Company shall breach or violate in any respect the provisions of the Payment Direction Agreement, the Security Agreement, the Registration Rights Agreement, the Warrant or the Transfer Agent Instructions;

(vii) the Company or any Significant Subsidiary shall be subject to a Bankruptcy Event;

(viii) the Company shall default (following the expiration of all cure or waiting periods and the provision of all notices required under the applicable agreement(s)) on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, capital lease, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement (but excluding the Company’s headquarters lease under which the Company is in default as of the date of this Agreement as disclosed in the SEC Reports) that (a) involves an obligation greater than $50,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(ix) a final non-appealable judgment by any competent court for the payment of money in an amount of at least $100,000 is rendered against the Company, and the same remains undischarged and unpaid for a period of 45 days during which execution of such judgment is not effectively stayed;

(x) the Company shall fail to timely file with the SEC its Form 10-Q Quarterly Report for the fiscal quarter ended September 30, 2026, or shall be delinquent in the filing of any of its other SEC Reports, including its Form 8-K, interim reports or Form 10-Q quarterly report or Form 10-K annual financial reports required to be filed with the SEC under the Exchange Act (beyond any period of grace granted by the SEC with respect thereto); or

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(xi) the Common Stock shall have ceased to be listed or quoted on Nasdaq, the New York Stock Exchange or the NYSE American.

(b) Remedies Upon Event of Default. If any Event of Default occurs and is continuing, this Note shall become, at the Holder’s election, immediately due and payable in the Default Amount, and the Holder shall have the right to convert all or any portion of this Note into Conversion Shares at the applicable Conversion Price up to the Maximum Conversion Shares or such number of Conversion Shares based on the then Default Amount of this Note, and shall be entitled to exercise its rights and remedies in connection therewith under the other Transaction Documents, including enforcing its rights under the Subsidiary Guarantee and Security Agreement. Upon the conversion in full of the Default Amount in accordance with the terms of this Note, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration or exercise described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c) Default Make Whole Shares. The Event of Default Conversion Price shall be equal to the greater of (a) seventy percent (70%) of the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding the applicable conversion date and (b) the Floor Price (in each case, as defined in the Loan Agreement). In the event the Event of Default Conversion Price is determined by reference to the Floor Price (that is, seventy percent (70%) of such lowest VWAP is less than the Floor Price), the Company shall issue to the Holder additional Conversion Shares (the “Make Whole Shares”) in a number equal to (i) the number of Conversion Shares that would have been issuable upon conversion of the applicable portion of the Default Amount at seventy percent (70%) of such lowest VWAP, without giving effect to the Floor Price, minus (ii) the number of Conversion Shares actually issued upon such conversion at the Floor Price. Notwithstanding the foregoing, to the extent the issuance of any Make Whole Shares would cause the aggregate number of Conversion Shares issued under this Note to exceed the Maximum Conversion Shares (representing 19.99% of the Company’s outstanding shares of Common Stock) absent approval of the Company’s stockholders, the Company shall settle the value of such excess Make Whole Shares (i) in cash, payable within three (3) Business Days following the applicable conversion date and valued at the closing price of the Common Stock on such conversion date, or (ii) if the Lender so approves in writing, by delivery of shares of Common Stock that are, at the time of delivery, freely tradable by the Lender without restrictive legend and without volume or manner-of-sale limitations, valued at the closing price of the Common Stock on such conversion date.

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Section 6. Miscellaneous.

(a) Due Authorization and No Stockholder Approval Required. The issuance of this Note and the Warrant annexed as Exhibit B hereto has been duly authorized by the Board of Directors of the Company and the Subsidiary Guarantor and no stockholder approval is required in connection with the issuance of such securities, other than the stockholder approval contemplated by Section 2(i) with respect to the issuance of Conversion Shares and Warrant Shares in excess of the Maximum Conversion Shares.

(b) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth in the Loan Agreement, or such other email address or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 6(b). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Loan Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Eastern time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c) Absolute Obligation, Security and Ranking. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company and is secured by and under the Subsidiary Guarantee and Security Agreement. This Note is a direct debt obligation of the Company, and ranks senior to all other evidence of Indebtedness of the Company or any of its Subsidiaries.

(d) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Principal Amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and customary indemnity reasonably satisfactory to the Company.

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(e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Salt Lake, Utah (the “Utah Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, Action or Proceeding, any claim that it is not personally subject to the jurisdiction of such Utah Courts, or such Utah Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an Action or Proceeding to enforce any provisions of this Note, then the prevailing party in such Action or Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Action or Proceeding.

(f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

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(h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i) Most Favored Nation. From the date hereof and for so long as this Note or the Warrant remains outstanding, the Company shall not enter into any agreement for the sale or issuance of its securities (including securities convertible into or exercisable for Common Stock or Common Stock Equivalents) with any Person that provides such Person with rights, terms or benefits more favorable in any material respect than those granted to the Lender under the Transaction Documents, without offering such more favorable rights, terms or benefits to the Lender. The Company shall promptly provide written notice to the Lender of any such more favorable rights, terms or benefits. This paragraph supplements, and does not limit, Section 3.11 of the Third Amendment.

(j) Lender Consent and Limited Waiver. The Lender, by its execution of the acknowledgment to this Note, hereby consents to the transactions contemplated hereby and waives compliance with the covenant added to Article IV of the Loan Agreement by Section 3.9 of the Third Amendment, solely to the extent necessary to permit (i) the incurrence by the Company of the Indebtedness evidenced by this Note, (ii) the issuance of the Warrant and of the Warrant Shares upon exercise thereof, and (iii) the issuance of the Conversion Shares upon conversion of this Note. No Default or Event of Default shall arise under this Note, the Existing Note, the Loan Agreement or any other Transaction Document by reason of the transactions contemplated hereby. Except as expressly provided in this paragraph, Section 3.9 of the Third Amendment remains in full force and effect, and the foregoing consent and waiver is limited to the transactions expressly described herein and shall not constitute a consent to or waiver of any other or future transaction. In addition, during the period from the date hereof until payment in full of this Note (the “Forbearance Period”): (i) no Default or Event of Default shall arise under this Note, including under Section 5(a)(iii), by reason of any failure of the Company to make Existing Note Installment Payments, to satisfy the weekly ATM Financing net proceeds covenant set forth in Section 3.4(b) of the Second Amendment as continued by Section 3.6 of the Third Amendment, or to file or cause to be declared effective any registration statement required by Section 2.3 of the Second Amendment or Section 3.13 of the Third Amendment, in each case whether such failure arose before, on or after the date hereof and regardless of the cause thereof; and (ii) the Lender shall forbear from exercising any right or remedy under the Existing Note, the Loan Agreement or any other Transaction Document in respect of any such failure. The foregoing is a forbearance only and shall not constitute a waiver, cure or forgiveness of any Default or Event of Default under the Existing Note, all of which shall continue to exist, and default interest, the default premium and all other amounts shall continue to accrue under the Existing Note during the Forbearance Period. Following payment in full of this Note, the Company shall apply all amounts thereafter payable to the Lender under Section 2(g) to the Existing Note until all Existing Note Installment Payments that came due and remain unpaid, together with all accrued default interest thereon, have been paid in full and the Existing Note is current, and shall thereafter resume payment of Existing Note Installment Payments in accordance with the Third Amendment until the Existing Note has been paid in full. The obligations set forth in this paragraph, including the Company’s obligation to pay all Existing Note Installment Payments that came due during the Forbearance Period together with all default interest, the default premium and other amounts accrued under the Existing Note, shall survive the payment in full, satisfaction and cancellation of this Note.

(k) Preceding Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(l) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 7. Amendments; Waivers. Any modifications, amendments or waivers of the provisions hereof shall be subject to Section 5.05 of the Loan Agreement.

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IN WITNESS WHEREOF, the Company has caused this Senior Secured Note to be duly executed by a duly authorized officer as of the date and year first above indicated.

CDT EQUITY INC.

By:	/s/ James Bligh
Name:	James Bligh
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

J.J. ASTOR & CO.

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer

The undersigned Subsidiary Guarantor acknowledges and consents to this Note, including Section 2(j)(iv) and Section 6(j), and confirms that its guaranty and the liens granted by it under the Transaction Documents remain in full force and effect.

CDT EQUITY LTD.

By:	/s/ James Bligh
Name:	James Bligh
Title:	Director

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